CHAMPIONLYTE HOLDINGS, INC.
                           2999 N.E. 191st Street, PH2
                               Aventura, FL, 33180

April 28,2003

Mark Streisfeld

     Re:  Amendment to Settlement Agreement

Dear Mr. Streisfeld:

The following hereby sets forth the amendments to the settlement agreement dated December 19, 2002 between Championlyte Holdings, Inc. f/k/a Championlyte Products, Inc. ("Championlyte" and or "the Company") and Mark Steisfeld ("Streisfeld"):

1. OBLIGATION: Championlyte presently owes Streisfeld the sum of $44,333.33 (the initial settlement amount of $60,000 less $3,000 paid upon execution and two monthly payments of $6,333.33).

2. SETTLEMENT AND PAYMENT: Streisfeld hereby agrees to accept the remaining 7 monthly payments of $6,333.33 in the form of the Company's free trading stock in an amount sufficient to extinguish his monthly debt. The first payment will be to cover the April and May payments outstanding and thereafter the payments will be on the original monthly schedule.

All of the terms and conditions of the agreement dated December 9, 2002 are incorporated within.

Please  sign below to  acknowledge  your  agreement  to the terms of this letter
agreement   which  amends  your  December   19th   Settlement   Agreement   with
Championlyte.

Very truly yours,

CHAMPIONLYTE HOLDINGS, INC.

By: /s/ David Goldberg
   ---------------------------
     Dave Goldberg
     President

THE TERMS SET FORTH ABOVE ARE AGREEABLE AND ACCEPTABLE BY:

/s/ Mark Streisfeld
------------------------------
Mark Streisfeld

                        ADDENDUM TO EMPLOYMENT AGREEMENT

This addendum dated April 10, 2003 (the "Addendum") is to that certain Employment Agreement (the "Agreement") dated December 19, 2002 between Championlyte Holdings. Inc. (the "Company") and Mark Streisfeld ("Streisfeld") (collectively "the Parties"),

WITNESSETH:

WHEREAS, the Company desires to modify the agreement between the Parties to reflect the following:

Additional Compensation: Streisfeld shall receive 1,650,000 shares of the Company's common stock which shall vest at a rate of 165,000 shares per month from the date of execution and shall be included on the Company's next Registration Statement. In addition, the Company shall issue Streisfeld 150,000 shares under its current S8 over the next seventy five days. The Company's management has determined it is in the best interest of the Company to provide an incentive to Streisfeld for his long term involvement with the Company as a Key Employee who is no longer an Officer or Director.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of the date first above written.

                                            CHAMPIONLYTE HOLDINGS, INC.

                                            By /s/ David Goldberg
                                              ---------------------------
                                                 David Goldberg

                                            /s/ Mark Streisfeld
                                            ------------------------------
                                            Mark Streisfeld

                                   AGREEMENT
                                   ---------

This Agreement dated the 19th day of December 2002 is between Mark Streisfeld having his principal address c/o ChampionLyte Products, Inc., 1356 N.W. Boca Raton Blvd., Boca Raton, FL 33432 ("Streisfeld") and Advantage Fund I, LLC having its principal address at 2999 NE 191st Street, Penthouse 2, North Miami Beach, FL 33180 (the "Fund"), and ChampionLyte Products, Inc, having its principal address at 1356 N.W. Boca Raton Blvd., Boca Raton, FL 33432 (the "Company"), (collectively, the "Parties").

WHEREAS Streisfeld is currently the President of ChampionLyte Products, Inc. (the "Company") and;

WHEREAS the Fund is contemplating an investing in the Company and;

WHEREAS an affiliate of the Fund has agreed to acquire certain Preferred Shares owned by another shareholder, (a copy of this proposal and its acceptance is attached hereto as Exhibit 'A') and;

WHEREAS the Parties agree that certain management and operating changes occur and;

WHEREAS the Parties both desire these transactions to close and for the Company to inure both the benefits of this investment as well as the advice and counsel of the Fund and its managing member;

THEREFORE the Parties have agreed as follows:

1. Streisfeld will tender his resignation as Presidcnt and agrees to accept the position of SR VP of Sales as of January 6, 2003.

2. Streisfeld will agree to a modification to his current employment agreement including position, a base salary of Seventy Five Thousand per year with performance based commissions based on collected revenue by the company at the rate of 3% for the first year, 2% on the second year and 1% on the third year only on new business he directly procures. He also agrees to waive all golden parachute provisions and in its place a 2 month base salary severance provision will apply.

3. Streisfeld agrees to waive all of his deferred salary as of the date of this letter agreement.

4. Company agrees to pay a total settlement of back unpaid salary of $60,000 under the following terms. $3,000 simultaneous with the Closing of the purchase of the Preferred Shares by the affiliate of the Fund, with the remainder to be paid in nine equal monthly installments with the first being paid February 1, 2003 and with the last being paid October 1, 2003.

5. The Parties shall execute mutual releases of any and all claims between them.

6. The Company shall continue to indemnify Streisfeld as per its directors and officers insurance as well as the indemnifications more fully delineated in its by-laws.

This Agreement shall be held in escrow by the escrow attorney's as more fully described in Exhibit 'A', If for any reason the affiliate of the Fund does not close on the Purchase of the Preferred Shares by January 6, 2003, this Agreement shall be null and void.

This Agreement constitutes the entire agreement between the Parties and shall not be amended in any way except by a signed written amendment between them.

Agreed and Accepted this 31st day of December 2002 by:

/s/ Mark Streisfeld               /s/ Robert Press 1/6/03
-------------------------         -----------------------------
Mark Streisfeld                   Bob Press Vice President
                                  Advantage Fund I, LLC

                                  /s/ 1/6/03
                                  -----------------------------
                                  ChampionLyte Products, Inc.